Exhibit 99.2

COMPENSATION COMMITTEE CHARTER

Purpose

The Compensation Committee (the “Committee”) is appointed by the Board of Directors of the Corporation to carry out the Board’s overall responsibility relating to compensation of senior executives of the Corporation and its subsidiaries and determine the overall compensation policies for all of the Corporation’s employees.

Membership

The Committee shall consist of not less than three, and not more than seven members of the Board, one of whom shall be designated as the chairperson, appointed by the Board upon recommendation of the Board’s Governance and Nominating Committee and upon considering the views of the Executive Committee.  Each appointed member must meet the independence and experience requirements under the rules of the New York Stock Exchange and Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Board shall have the power at any time to change the membership of the Committee and to fill vacancies in it.

Procedure

Except as expressly provided in this Charter, the by-laws and Corporate Governance Guidelines of the Corporation, or law or regulation, the Committee shall fix its own rules of procedure.

Meetings

The Committee shall meet as often as it determines, but not less frequently than four times a year.  The Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel to attend a meeting of the Committee or to meet with any member of, or consultants to, the Committee.  A majority of the Committee members, present in person or by conference telephone or other conferencing equipment, shall constitute a quorum.

Authority, Duties and Responsibilities

The Committee shall have the following authority:

1.
To evaluate at least annually the chief executive officer’s performance in light of the Corporation’s goals and objectives under the business conditions prevailing during the year, and based on this evaluation and relevant competition in the market to set the chief executive officer’s compensation, including annual salary, bonus, incentive and equity compensation;

2.
To review and approve annually the evaluation and compensation structure of the senior executive officers of the Corporation and its subsidiaries.  In doing so the Committee shall evaluate the performance and fix the annual compensation, including salary, bonus, incentive and equity compensation, of such officers;

3.
To review and advise management on general levels of compensation, including annual salary, bonus, incentive and equity compensation, of other employees of the Corporation and its subsidiaries, and the policies used in establishing them;

4.
To review the Corporation’s pension, incentive compensation, and stock option plans and to recommend needed or desirable changes in such plans to the Board, and when necessary to the Corporation’s shareholders.  In administering such plans, the Committee shall exercise all the authority of the Board;

5.	To prepare and publish a report in the Corporation’s proxy statement pursuant to the rules of the Securities and Exchange Commission; and

6.
To take any action necessary and proper to enable it to perform the above functions, including without limiting this authority, to obtain information from outside sources and to employ consultants and counsel with expert knowledge in these areas.  The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any advisors employed by the Committee and for the committee’s ordinary administrative expenses necessary to carry out its duties.

The Committee shall report its actions and recommendations to the Board after each committee meeting and shall conduct and present to the Board through the Governance and Nominating Committee an annual performance evaluation of itself.

Once each year, the Committee shall review the adequacy of this Charter and recommend any proposed changes to the Board for its approval.